KPMG LLP Suite 600 205 North 10th Street Boise, ID 83702-5798 KPMG LLP, a Delaware limited liability partnership, and its subsidiaries are part of the KPMG global organization of independent member firms affiliated with KPMG International Limited, a private English company limited by guarantee. Consent of Independent Registered Public Accounting Firm We consent to the incorporation by reference in the registration statements (No. 333-286267) on Form S- 3ASR, (No. 333-270350) on Form S-3, (No. 333-259872) on Form S-8, and (No. 333-286657) on Form S-8 of our reports dated February 18, 2026, with respect to the consolidated financial statements of Clearwater Analytics Holdings, Inc. and the effectiveness of internal control over financial reporting. /s/ KPMG LLP Boise, Idaho February 18, 2026